Exhibit 99.1

NEWS RELEASE
	Contacts:	J. Chris Boswell, SVP & CFO
Particle Drilling Technologies, Inc.
713-223-3031 ext. 204

Ken Dennard, Managing Partner
FOR IMMEDIATE RELEASE		Jack Lascar, Partner
DRG&E / 713-529-6600

PARTICLE DRILLING TECHNOLOGIES COMPLETES SUCCESSFUL GTI-CATOOSA TESTING PROGRAM AND ANNOUNCES FOURTH QUARTER AND YEAR END RESULTS

•                  Particle Impact Drilling (“PID”) penetration rates meet expectations

•                  Shot injection system performs reliably

•                  PID system ready for commercial field trials

Houston — November 9, 2005 — Particle Drilling Technologies, Inc. (NASDAQ: PDRT) today announced that it has completed its testing program at the GTI Catoosa (Catoosa) drilling facility and also announced its financial results for the fourth fiscal quarter and the year ended September 30, 2005.  At Catoosa, the Company was able to successfully run the patented Particle Impact Drilling (PID) system while drilling multiple hard and abrasive intervals.  Additionally, the Company was able to evaluate performance and further develop operating procedures for the PID system.

As a result of the tests at Catoosa, the Company accumulated meaningful hours on the PID system and increased its operating knowledge of how it performs under several different operating conditions.  The Company also successfully developed and tested procedures for items that did not perform satisfactorily in its prior tests at Catoosa in July of this year, including enhancing the shot injection system, reducing the connection time and developing improvements in the handling of shot in the wellbore and at the surface.  The shot injection system was improved and functioned and performed reliably during the test.

The various operating conditions tested include two drill bit (PID bit) designs; two PID bit sizes; both low and high flow rates of drilling fluid ranging from 425 to over 600 gallons per minute, and different shot injection rates.  All conditions tested were effective at delivering target level rates of penetration through very hard and abrasive intervals.  During testing the Company identified certain engineering and design improvements that will be implemented to make the system more robust.  In some instances, the high flow PID bits suffered erosion problems associated with the nozzles.  The Company is confident that with minor changes this issue will be overcome, as it was not a prevalent problem with all PID bits tested.  More importantly the Company believes that with the existing PID bit it will be able to drill 300 feet a day in its target market thus achieving its stated goal for success.  The modifications needed to improve performance can be fully evaluated in the Company’s research facility in Houston, Texas avoiding the need to return to Catoosa or TerraTek.

During the test program, representatives from potential customers visited the test site and witnessed testing.  The Company received positive feedback and now believes the system is ready for commercial trials in target application areas.  The immediate market for this drilling system will focus on wells that are drilling less than 100 feet per day in a normal pressure environment utilizing a 7 7/8” or 8 ½” bit.  Based on current customer inquiries, management estimates the PID system will be deployed in a revenue generating mode by the first calendar quarter of 2006.

In its continuing effort to enhance the PID technology, the Company has retained Beeken TechQuest, Ltd (Beeken) to develop a more efficient and cost effective shot injector system.  Beeken is led by Dr. B.N. Murali, formerly the Vice President of Technology for Halliburton Energy Services.  During his last 9 years at Halliburton, Dr. Murali was in charge of developing new technology for all product service lines.  Beeken is designing a system to replace the existing shot injection system with a simpler, less expensive approach.  Once successfully designed and tested, this system has the potential to reduce the cost of the PID system while providing redundant injection capability.

The financial results reflect the Company’s continuing status as a development stage company generating no revenue as well as ongoing planned investment in the Particle Impact Drilling (PID) system.  The following is a summary of the quarterly and full year results:

	Three Months Ended September 30,		Year Ended September 30,
	2005	2004	2005	2004
	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$—	$—	$—	$—
Gross profit	—	—	—	—
Loss from operations	(1,851,844)	(833,660)	(5,547,118)	(3,304,776)
Net loss	(1,737,953)	(842,192)	(5,287,068)	(3,331,000)
Net loss per share - basic and diluted	$(0.07)	$(0.05)	$(0.24)	$(0.25)

The Company’s interim President and Chief Executive Officer, John Schiller, commented, “The team at Particle Drilling continues to build upon its previous achievements as reflected in the significant progress we made during our recent test at Catoosa.  We are confident that our drilling system is robust enough for specific commercial field work.  As previously announced, I will be shifting my focus to Energy XXI Acquisition Corporation (AIM:EGY), which recently raised $300 million, through an IPO on the London Stock Exchange AIM market, to acquire oil and gas properties.  On November 15, 2005, I will be stepping down from the day-to-day operations of the Company and Chris Boswell will step in as interim CEO until the Board has the opportunity to identify a full time CEO. Due to my confidence in Chris and the rest of the Particle Drilling team, I will remain as an active Board member.”

Chris Boswell, the Company’s current CFO who will assume the interim CEO role on November 15, 2005, commented “We wish John continued success in his new endeavors, but know that we can rely on him for leadership and guidance as we move toward commercialization.  In fact, we have already tapped into his network in the industry to assist with operational matters and to further existing conversations with potential customers.  We are excited about the market potential of this product, and while we are still in the early stage of development, I believe acceptance of our PID technology will expand rapidly as we commercialize our technology and further demonstrate its compelling value proposition.”

The Company will hold a conference call at 10:00 a.m. Eastern time on Thursday, November 10, 2005, to discuss its quarterly results and to provide an operational update. To participate in the call, dial  303-262-2143 and ask for the Particle Drilling call at least 10 minutes prior to the start time, or access it live over the Internet by logging onto the web at www.particledrilling.com, on the “Investor Relations” section of the Company’s website. To listen to the live call on the web, please visit the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

If you cannot listen to the live webcast, an archive will be available shortly after the call for a period of 90 days on the “Investor Relations” section of the Company’s website. A telephonic replay of the conference call will be available through November 17, 2005 and may be accessed by calling 303-590-3000 and using the pass code 11043355.

Particle Drilling Technologies, Inc., headquartered in Houston, Texas, is a development stage oilfield service and technology company owning certain patents and pending patents related to the Particle Impact Drilling technology.  The Company’s technology is designed to enhance the rate-of-penetration function in the drilling process, particularly in hard rock drilling environments.

Certain statements in this press release that are not historical but are forward-looking are subject to known and unknown risks and uncertainties, which may cause PDTI’s actual results in future periods to be materially different from any future performance that may be suggested in this press release.  Such risks and uncertainties may include, but are not limited to, PDTI’s ability to raise equity capital, if necessary, and its ability to obtain equity financing on acceptable terms, if at all, a severe worldwide slowdown in the energy services sector, working capital constraints and other risks described in PDTI’s filings with the SEC.  Further, PDTI is a development stage company that operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond PDTI’s control such as announcements by competitors and service providers.

— tables to follow —

PARTICLE DRILLING TECHNOLOGIES, INC.

(a development stage enterprise)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Year Ended September 30,
	2005	2004	2005	2004
	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$—	$—	$—	$—

Operating expenses:
Research and development	1,080,693	344,887	2,802,155	621,752
General and administrative	771,151	488,773	2,744,963	2,683,024

Total operating expenses	1,851,844	833,660	5,547,118	3,304,776

Loss from operations	(1,851,844)	(833,660)	(5,547,118)	(3,304,776)

Other income (expenses)
Interest income	83,203	—	209,305	—
Rental income	23,282	—	27,162	—
Gain on debt extinguishment	8,293	—	35,283	—
Interest expense	(887)	(8,532)	(11,700)	(26,224)

Total other income (expenses)	113,891	(8,532)	260,050	(26,224)

Net loss	$(1,737,953)	$(842,192)	$(5,287,068)	$(3,331,000)

Net loss per common share, basic and diluted	$(0.07)	$(0.05)	$(0.24)	$(0.25)

Weighted average number of common shares outstanding, basic and diluted	24,418,861	17,979,414	22,150,365	13,364,183

PARTICLE DRILLING TECHNOLOGIES, INC.

(a development stage enterprise)

CONSOLIDATED BALANCE SHEETS

	September 30,	September 30,
	2005	2004
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$10,504,646	$20,363
Accounts receivable - related party	42,330	—
Prepaid expenses	229,963	110,535

Total current assets	10,776,939	130,898

Property, plant & equipment, net	1,277,982	451,825

Intangibles, net	1,102,403	982,612

Other assets	391,089	5,250

Total assets	$13,548,413	$1,570,585

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,056,733	$864,177
Short-term notes payable	79,880	340,304
Current portion of long-term debt	11,597	10,891
Accrued liabilities	242,633	216,553

Total current liabilities	1,390,843	1,431,925

Long-term debt	9,463	20,201

Commitments and Contingencies

Stockholders’ equity:
Common stock, $.001 par value, 100,000,000 shares authorized, 27,441,472 issued and 24,441,472 outstanding at September 30, 2005, and 18,095,447 issued and outstanding at September 30, 2004	27,441	18,095
Additional paid-in capital	22,781,518	3,974,148
Treasury stock at cost, 3,000,000 shares and -0- shares at September 30, 2005 and September 30, 2004, respectively	(1,500,000)	—
Deficit accumulated during the development stage	(9,160,852)	(3,873,784)

Total stockholders’ equity	12,148,107	118,459

Total liabilities and stockholders’ equity	$13,548,413	$1,570,585

PARTICLE DRILLING TECHNOLOGIES, INC.

(a development stage enterprise)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended September 30,
	2005	2004
	(Unaudited)
Cash flows from operating activities:
Net loss	$(5,287,068)	$(3,331,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Gain on debt extinguishment	(35,283)	—
Depreciation and amortization expense	391,467	147,409
Short-term note issued for services	—	44,000
Common stock issued for services	(66,500)	968,000
Warrants issued for services	57,999	5,830
Stock-based employee compensation	177,550	50,814
Changes in operating assets and liabilities:
Increase in accounts receivable - related party	(42,330)	—
Increase in prepaid expenses	(68,428)	(49,545)
Decrease in other current assets	—	7,500
Increase in accounts payable	221,329	362,527
Increase in accrued liabilities	26,080	79,774

Net cash used in operating activities	(4,625,184)	(1,714,691)

Cash flows from investing activities:
Payments to purchase property and equipment	(1,167,134)	(16,555)
Proceeds from sale of property and equipment	—	20,957
Payments to purchase intangibles	(170,281)	(185,468)
Payments to purchase other assets	(385,839)	(5,250)
Payments issued for note receivable	—	(24,447)
Payments issued for note receivable - related party	—	(56,783)

Net cash used in investing activities	(1,723,254)	(267,546)

Cash flows from financing activities:
Proceeds from issuance of common stock	18,647,666	1,746,196
Purchases of treasury stock	(1,500,000)	—
Proceeds from issuance of convertible notes	—	553,500
Repayments of notes payable	(314,945)	(277,403)
Proceeds from borrowings under loan agreements - related parties	—	—
Repayment of borrowings under loan agreements - related parties	—	(23,195)

Net cash provided by financing activities	16,832,721	1,999,098

Net increase in cash and cash equivalents	10,484,283	16,861

Cash and cash equivalents - beginning of period	20,363	3,502

Cash and cash equivalents - end of period	$10,504,646	$20,363